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                                                                 Exhibit 10.6G









                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                    BETWEEN

                             WILLIAMS-SONOMA, INC.

                                      AND

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION






                              DATED MARCH 29, 1996











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
                               TABLE OF CONTENTS

1.  FACILITY NO. 1: LINE OF CREDIT FOR ADVANCES............................   1
        1.1  Line of Credit Amount.........................................   1
        1.2  Availability Period...........................................   1
        1.3  Interest Rate.................................................   1
        1.4  Repayment Terms...............................................   2
        1.5  Optional Interest Rates.......................................   2
        1.6  Offshore Rate.................................................   2

2.  FACILITY NO. 2: LETTER OF CREDIT FACILITY..............................   4
       2.1   Letters of Credit.............................................   4
       2.2   Amount........................................................   4
       2.3   Other Terms...................................................   4

3.  FEES AND EXPENSES......................................................   5
       3.1   Fees..........................................................   5
       3.2   Expenses......................................................   5

4.  DISBURSEMENTS, PAYMENTS AND COSTS......................................   6
       4.1   Requests for Credit...........................................   6
       4.2   Disbursements and Payments....................................   6
       4.3   Telephone Authorization.......................................   6
       4.4   Direct Debit..................................................   6
       4.5   Banking Days..................................................   7
       4.6   Taxes.........................................................   7
       4.7   Additional Costs..............................................   7
       4.8   Interest Calculation..........................................   8
       4.9   Default Rate..................................................   8

5.  CONDITIONS.............................................................   8
       5.1   Authorizations................................................   8
       5.2   Insurance.....................................................   8
       5.3   Guaranties....................................................   8
       5.4   Other Items...................................................   8

6.  REPRESENTATIONS AND WARRANTIES.........................................   8
       6.1   Organization of Borrower......................................   8
       6.2   Authorization.................................................   9
       6.3   Enforceable Agreement.........................................   9
       6.4   Good Standing.................................................   9
       6.5   No Conflicts..................................................   9
       6.6   Financial Information.........................................   9
       6.7   Lawsuits......................................................   9
       6.8   Permits, Franchises...........................................   9
       6.9   No Event of Default...........................................   9
       6.10  ERISA Plans...................................................  10
       6.11  Location of Borrower..........................................  10

7.  CONVENANTS.............................................................  10
       7.1   Use of Proceeds...............................................  11
       7.2   Financial Information.........................................  11
       7.3   Adjusted Tangible Net Worth...................................  11


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
       7.4   Debt to Tangible Net Worth......................................  12
       7.5   Fixed Charge Coverage Ratio.....................................  12
       7.6   Additional Subordinated Debt....................................  13
       7.7   Other Debts.....................................................  13
       7.8   Other Liens.....................................................  14
       7.9   Capital Expenditures............................................  15
       7.10  Dividends.......................................................  17
       7.11  Out of Debt Period..............................................  17
       7.12  Notices to Bank.................................................  17
       7.13  Books and Records...............................................  17
       7.14  Audits..........................................................  18
       7.15  Compliance with Laws............................................  18
       7.16  Preservation of Rights..........................................  18
       7.17  Maintenance of Properties.......................................  18
       7.18  Cooperation.....................................................  18
       7.19  Insurance.......................................................  18
       7.20  Additional Negative Covenants...................................  19
       7.21  ERISA Plans.....................................................  19

8.  DEFAULT..................................................................  20
       8.1   Failure to Pay..................................................  20
       8.2   False Information...............................................  20
       8.3   Bankruptcy......................................................  20
       8.4   Receivers.......................................................  20
       8.5   Lawsuits........................................................  21
       8.6   Judgments.......................................................  21
       8.7   Government Action...............................................  21
       8.8   Material Adverse Change.........................................  21
       8.9   Cross-default...................................................  21
       8.10  Default under Guaranty or Subordination Agreement...............  21
       8.11  Other Bank Agreements...........................................  21
       8.12  ERISA Plans.....................................................  21
       8.13  Default of Certain Covenants....................................  22
       8.14  Other Breach Under Agreement....................................  22

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS..................................  22
       9.1   GAAP............................................................  22
       9.2   California Law..................................................  22
       9.3   Successors and Assigns..........................................  22
       9.4   Arbitration.....................................................  23
       9.5   Severability; Waivers...........................................  25
       9.6   Costs...........................................................  25
       9.7   Attorneys' Fees.................................................  25
       9.8   One Agreement...................................................  25
       9.9   Notices.........................................................  26
       9.10  Headings........................................................  26
       9.11  Counterparts....................................................  26


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                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        This Agreement dated as of March 29, 1996, is between Bank of America National Trust and Savings Association (the "Bank") and Williams-Sonoma, Inc. (the "Borrower"), and amends and restates in its entirety the Amended and Restated Credit Agreement dated October 13, 1994, as previously amended.

1.      FACILITY NO. 1: LINE OF CREDIT FOR ADVANCES

        1.1     Line of Credit Amount.

                (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The maximum amount of principal which may be outstanding under this Facility 1 at any time plus the amount of letters of credit and shipside bonds outstanding under Facility No. 2 (including the drawn and unreimbursed amounts of the letters of credit) shall not exceed the amounts specified below (the "Facility 1 Commitment"):

                        Period                      Commitment Amount
                        ------                      -----------------
                From the date of this
                Agreement through 05/06/96              $90,000,000
                05/07/96 through 07/01/96               $75,000,000
                07/02/96 through 12/23/96               $90,000,000
                12/24/96 through the Expiration Date    $60,000,000

                (b) In addition, the principal amount of advances outstanding under this Facility No. 1 shall not exceed the following:


                        Period                        Advances Amount
                        ------                        ---------------
                From the date of this
                Agreement through 05/06/96              $80,000,000
                05/07/96 through 07/01/96               $55,000,000
                07/02/96 through 12/23/96               $75,000,000
                12/24/96 through the Expiration Date    $35,000,000

                (c) This is a revolving line of credit for advances. During the availability period, the Borrower may repay principal amounts and reborrow them.

                (d) Each advance must be for at least One Hundred Thousand Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

        1.2 Availability Period. The line of credit is available between the date of this Agreement and March 27, 1997 (the "Expiration Date") unless the Borrower is in default.

        1.3 Interest Rate. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate plus seventy-five one-hundredths of one (0.75) percentage point; provided, however, that upon fulfillment of the requirements of Paragraph 7.6 below, the interest rate shall be reduced to the Reference Rate plus twenty-five one-hundredths (0.25) of one percentage point. The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

        1.4     Repayment Terms.

                (a) The Borrower will pay interest on the first day of each month until payment in full of any principal outstanding under this line of credit.

                (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

        1.5     Optional Interest Rates.

                (a) Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit bear interest at the following rate during an interest period agreed to by the Bank and the Borrower: the Offshore Rate plus one and one-half (1.50) percentage points; provided, however, that upon fulfillment of the requirements of Paragraph 7.6 below, the interest rate shall be reduced to the Offshore Rate plus one (1.0) percentage point.

                (b) Each interest rate is a rate per year. Interest will be paid on the first day of every month and on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

        1.6 Offshore Rate. Designation of an Offshore Rate portion is subject to the following requirements:

                (a) The interest period during which the Offshore Rate will be in effect will be no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

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                (b)     Each Offshore Rate portion will be for an amount not
        less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Offshore Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

                (c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                                       Grand Cayman Rate
                  Offshore Rate =  ---------------------------
                                   (1.00 - Reserve Percentage)

        Where,

                        (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve
                Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

                (e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

                (f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

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
                        (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

                        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

                (g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

                        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

                        (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

2.      FACILITY NO. 2: LETTER OF CREDIT FACILITY

        2.1 Letters of Credit. At the request of the Borrower, between the date of this Agreement and the Expiration Date, the Bank will issue for the account of the Borrower commercial and standby letters of credit and shipside bonds. Each letter of credit shall have a maximum term no longer than one year. In addition, each letter of credit shall have a maximum maturity not to extend beyond March 27, 1998. Each commercial letter of credit will require drafts payable at sight.

        2.2 Amount. In addition to the restrictions stated in paragraph 1.1(a), the amount of the letters of credit and shipside bonds outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Twenty-Five Million Dollars ($25,000,000) (the "Letter of Credit Sublimit"). As a further restriction, the amount of standby letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the standby letters of credit) may not exceed Four Million Dollars ($4,000,000). The amount of shipside bonds outstanding at any one time may not exceed Fifth Thousand Dollars ($50,000).

        2.3     Other Terms.  The Borrower agrees:

                (a) any sum owed to the Bank under a letter of credit or shipside bond may, at the option of the Bank, be added to the principal amount outstanding under Facility 1 of this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. In addition, if

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
        credit is available under Facility 1, the Borrower may request an advance thereunder to repay the amount owed under the letter of credit, if the Bank has not theretofore exercised the above-mentioned option.

                (b) if the Bank declares an Event of Default under this Agreement, the Borrower shall, upon demand, prepay and make the Bank whole for any outstanding letters of credit and shipside bonds.

                (c) the issuance of any letter of credit, any amendment to a letter of credit and any shipside bond is subject to the Bank's written approval and must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

                (d) to sign the Bank's application, security agreement and other standard forms for letters of credit and shipside bonds, and to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit and shipside bonds for the Borrower; provided, however, that certain fees are set forth on Exhibit A attached hereto.

                (e) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

                (f) to pay the Bank a non-refundable fee equal to one percent (1.0%) per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

3.      FEES AND EXPENSES

        3.1 Fees. Periodic fee. The Borrower agrees to pay a fee, on the first day of each calendar quarter, equal to fifteen one-hundredths of one percent (0.15%) per annum of the weighted average, during the quarter, of the difference of the Facility 1 Commitment minus the Letter of Credit Sublimit, payable in advance. This fee is due on the first day of each calendar quarter until the Expiration Date (including any extended Expiration Date).

        3.2 Expenses. The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

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
4.  DISBURSEMENTS, PAYMENTS AND COSTS

        4.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

        4.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

                (a) made at the Bank's San Francisco Regional Commercial Banking Office, or other location reasonably selected by the Bank from time to time after not less than 15 days prior written notice to the Borrower;

                (b) made for the account of the Bank's branch selected by the Bank from time to time;

                (c) made in immediately available funds;

                (d) evidenced by records kept by the Bank, absent manifest error. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes to evidence the obligations hereunder, which notes shall be expressly subject to the terms of this Agreement.

        4.3  Telephone Authorization.

                (a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.

                (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14999-01347, or such other accounts with the Bank as designated in writing by the Borrower.

                (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by a signer of this Agreement or a person authorized by a signer; provided, however, that the Bank shall not be indemnified for its own gross negligence or willful misconduct. This indemnity and excuse will survive this Agreement's termination.

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
        4.4  Direct Debit.

                        (a) The Borrower agrees that interest and any fees will be deducted automatically on the due date from checking account number 14999-01347.

                        (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

                        (c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

        4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

        4.6 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower, the Borrower will pay the taxes or charges. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

        4.7 Additional Costs. The Borrower will pay the Bank, on written demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks, including the Bank. The written demand shall set forth in reasonable detail the basis for the demand and the calculations used by the Bank. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs included the following:

                        (a)  any reserve or deposit requirements; and

                        (b) any capital requirements relating to the Bank's assets and commitments for credit.

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
        4.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

        4.9 Default Rate. Upon the occurrence and during the continuation of any Event of Default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is one (1) percentage point higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. Any interest, fees or costs which are not paid when due shall bear interest at the Bank's Reference Rate plus one (1) percentage point. This may result in compounding of interest.

5.      CONDITIONS

        The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

        5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor or subordinating creditor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

        5.2 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

        5.3 Guaranties. Guaranties signed by Williams-Sonoma Stores, Inc.; Pottery Barn East, Inc.; Gardener's Eden, Inc.; Chambers Catalog Company, Inc.; and Hold Everything, Inc., each in the amount of One Hundred Twenty Million Dollars ($120,000,000).

        5.4 Other Items. Any other items that the Bank reasonably requires.

6.      REPRESENTATIONS AND WARRANTIES

        The Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation that:

        6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of its state of incorporation.

        6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

        6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, in each instance where failure to comply will have a material adverse effect on the business of the Borrower and the guarantors taken as a whole.

        6.5 No Conflicts. This Agreement does not conflict with any law, material agreement or obligation by which the Borrower is bound.

        6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank has been or will be prepared in accordance with GAAP and presents or will present fairly the financial condition of the Borrower or any applicable guarantor, subject, however, to year-end adjustments.

        6.7 Lawsuits. The Borrower has no knowledge of any lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank including, without limitation, disclosure in the financial statements of the Borrower.

        6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, provided that any failure by the Borrower to have any of the foregoing rights, licenses and/or privileges shall not constitute a breach of this representation and warranty if such failure would not materially impact the ability of Borrower to repay the credit provided under this Agreement.

        6.9 No Event of Default. No event has occurred and is continuing or would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default.

        6.10  ERISA Plans.

              (a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

              (b) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

              (c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

              (d)  No proceeding has been commenced with respect to a Plan under
        Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

              (e) The following terms have the meanings indicated for purposes of this Agreement:

                   (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                   (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

                   (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                   (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

        6.11 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement, unless otherwise indicated by the Borrower in a notice to the Bank pursuant to paragraph 9.9 of this Agreement.

7.  COVENANTS

        The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, unless the Bank waives compliance in writing:

        7.1 Use of Proceeds. To use the credit provided under this Agreement only to finance seasonal inventory growth and a portion of the Borrower's capital expenditures program; facilitate the Borrower's merchandise importation program; and obtain letters of credit in the ordinary course of business.

        7.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

                (a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. The financial statements shall include at least the Borrower's balance sheet, statement of income and retained earnings and statement of cash flow. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis and shall include operating statements reflecting the profitability of each of the Borrower's and guarantors' business divisions, substantially in the form previously supplied by the Borrower to the Bank (the "Operating Statements"). The statements shall be accompanied by a copy of the Borrower's Form 10-K as filed with the Securities and Exchange Commission.

                (b)  Within 60 days after the end of each fiscal quarter of the
        Borrower:

                        (i) Copies of the Borrower's Form 10-Q Quarterly Report; and

                        (ii) A compliance certificate substantially in the form set forth on Exhibit B attached hereto, executed by any of the Chief Executive Officer, President, Chief Administrative Officer or Chief Financial Officer of the Borrower.

                (c) Within 30 days of each month's end, the Borrower's monthly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis and shall include the Operating Statements.

                (d) As soon as available, copies of all management letters or reports and any other reports submitted to the Borrower by the Borrower's CPA.

        7.3 Adjusted Tangible Net Worth. To maintain on a consolidated basis, as of each date indicated below, Adjusted Tangible Net Worth, exclusive of the proceeds of any stock sold by the Borrower after the date of this Agreement and exclusive of the proceeds of the conversion of any debt to stock, equal to at least the amounts indicated for each date specified below:

                Date                            Amount
                ----                            ------
                04/28/96                        $115,000,000
                07/28/96                         113,000,000
                10/27/96                         113,000,000
                12/29/96                         133,000,000

"Tangible Net Worth" means the gross book value of the Borrower's assets (excluding Intangibles and monies due from affiliates, officers, directors or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets. "Intangibles" means goodwill, patents, trademarks, favorable lease rights, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses (not including any prepaid catalog expenses), and other like intangibles. "Adjusted Tangible Net Worth" shall be equal to Tangible Net Worth, except that the amount of Intangibles shall be assumed to be One Million Five Hundred Thousand Dollars ($1,500,000).

        7.4 Debt to Tangible Net Worth. To maintain on a consolidated basis, as of each date indicated below, a ratio of total liabilities to Tangible Net Worth, as defined above (exclusive of the proceeds of any stock sold by the Borrower after the date of this Agreement and exclusive of the proceeds of the conversion of any debt to stock) not exceeding the amounts indicated for each date specified below:

                Date                            Ratio
                ----                            -----
                04/28/96                        1.95:1
                07/28/96                        2.35:1
                10/27/96                        2.65:1
                12/29/96                        1.85:1

"Total liabilities" means the sum of current liabilities plus long term liabilities, including (a) the amount of tax credits booked by the Borrower as negative liabilities; (b) deferred lease incentives; and (c) subordinated debt.

        7.5 Fixed Charge Coverage Ratio. To maintain on a consolidated basis as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of at least the amount indicated below:

                Period Ending                   Ratio
                -------------                   -----
                4/28/96                         1.15:1
                7/28/96                         1.15:1
                10/27/96                        1.25:1
                2/2/97                          1.25:1

"Fixed Charge Coverage Ratio" means the ratio of Adjusted EBIT to the sum of positive income tax expense, interest expense, rent expense and the current portion of long-term liabilities. "Adjusted EBIT" means the sum of net income, plus income taxes, plus interest expense, depreciation, amortization (excluding amortization of deferred lease incentives), and rent expense; provided, however, that income taxes will be added to net income only to the extent that they were deducted in determining net income. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term liabilities will be measured as of the quarter end and will, for the purposes of this covenant, exclude outstandings under Facility 1. For purposes of this paragraph, "rent expense" shall include, but not be limited to, operating lease expense, minimum rent, deferred lease rent, percentage rent, offsite storage, and other rent and lease expense.

        7.6 Additional Subordinated Debt. To obtain, no later than May 6, 1996, not less than Thirty Eight Million Dollars ($38,000,000) net cash proceeds from the sale of stock or the issuance of a loan subordinated to the Borrower's obligations to the Bank. The terms and conditions of such loan must be reasonably acceptable to the Bank.

        7.7 Other Debts. Not to have outstanding or incur (and not permit any guarantor to have outstanding or incur) any direct or contingent debts or capital lease obligations (excluding real property leases and excluding obligations to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

                (a) Acquiring goods, supplies, or merchandise on normal trade credit terms.

                (b) Endorsing negotiable instruments received in the ordinary course of business.

                (c) Obtaining or executing surety bonds or other similar undertakings in the ordinary course of business.

                (d) Debts, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank including, without limitation, any disclosure in the financial statements of the Borrower; and including the existing privately placed unsecured senior term loan in the initial principal amount of up to Forty Million Dollars ($40,000,000), due August 8, 2005 (the "Private Placement").

                (e) Guaranties by Williams-Sonoma Stores, Inc.; The Pottery Barn East, Inc.; Gardener's Eden, Inc.; Hold Everything, Inc.; and Chambers Catalog

        Company, Inc., of the obligations of the Borrower under the Private Placement.

                (f)  The subordinated loan referred to in Paragraph 7.6 above.

        7.8 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any guarantor now or later owns, except:

                (a)  Liens for taxes not yet delinquent.

                (b) Liens outstanding on the date of this Agreement disclosed in writing to the Bank, including, without limitation, any disclosure in the financial statements of the Borrower.

                (c)  Liens in favor of the Bank.

                (d) Cash collateral and security deposits provided in connection with operating lease obligations incurred to finance the acquisition of fixed assets (excluding real property and excluding security deposits with utility companies); provided that the amount of such collateral and security deposits must not exceed Three Million Dollars ($3,000,000) at any time.

                (e) liens for property taxes and assessments or governmental charges for levies and liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time delinquent.

                (f) liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower or a guarantor shall at the time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured within 30 days after the entry of such judgment or award.

                (g) liens incidental to the conduct of business or the ownership of properties and assets (including liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature and not incurred in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings.

                (h) survey and title exceptions, encumbrances, easements, encroachments, covenants or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not in any event materially impair their use in the operation of the business of the Borrower and the guarantors.

                (i) unperfected liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of unpaid sellers or prepaying buyers of goods relating to amounts that are not past due in accordance with their respective terms of sale.

        7.9 Capital Expenditures. Not to exceed the following limits with regard to Capital Expenditures, measured in the aggregate for the Borrower and all guarantors. "Capital Expenditures" means amounts spent or obligations incurred to acquire fixed assets consisting of either real or personal property. If a fixed asset consisting of personal property is obtained through an operating lease or capital lease, then the purchase price of the fixed asset shall be considered a Capital Expenditure in the accounting period in which the asset is first acquired. Leases of real property and capitalized interest shall not be included as Capital Expenditures. "Landlord Allowance" means a cash payment received or to be received from a landlord for leasehold improvements. The limits are as follows:

                (a) Capital Expenditures to be made during the fiscal year ending February 2, 1997, with respect to capital projects that will be completed during the fiscal year ending February 2, 1997 shall not exceed Thirty Million Dollars ($30,000,000) in the aggregate. In calculating the amount of Capital Expenditures for this subparagraph (a) only, the following shall apply:

                        (i) There will be excluded from the amount of Capital Expenditures an amount up to Five Million Dollars ($5,000,000) with respect to fixed assets acquired through operating leases.

                        (ii) Amounts expended on or before January 28, 1996 (not exceeding Six Million Four Hundred Thousand Dollars ($6,400,000) will not be included in the calculation of Capital Expenditures.

                        (iii) The amount of the Capital Expenditure for a particular net fixed asset which is replacing an existing asset will be reduced by the amount which is realized by the Borrower from disposing of the old asset (including the amount of the original stated value of the old asset, if the asset was obtained through an operating lease which is being cancelled);

                provided that the Capital Expenditure shall not be reduced to less than zero.

                        (iv) The amount of Landlord Allowances with respect to a particular fixed asset will be deducted from the amount of the Capital Expenditure for such asset.

                        (v) A limit on Capital Expenditures to be made during the fiscal year ending January 31, 1998, has not yet been agreed upon between the Bank and the Borrower. However, it is the intention of the parties that if the Borrower does not use the entire Thirty Million Dollars ($30,000,000) of Capital Expenditures permitted by this paragraph (a) for the fiscal year ending February 2, 1997, then up to Four Million Dollars ($4,000,000) of the unused portion will be carried forward into the next fiscal year, and the limitation for that fiscal year to be agreed between the Bank and the Borrower is intended to reflect such amount carried forward. Nothing in this paragraph shall be deemed to be a commitment to renew this Agreement past the Expiration Date.

                (b) During the two fiscal quarters ending July 28, 1996, the Borrower shall not commit to Capital Expenditures to be incurred during the fiscal year ending January 31, 1998 that exceed Eleven Million Dollars ($11,000,000) in the aggregate. In calculating the amount of Capital Expenditures for this subparagraph (b) only, the following shall apply:

                        (i) The amount of the Capital Expenditure will not be reduced by the amount received on disposing of an old asset.

                        (ii) The amount of Landlord Allowances with respect to a particular fixed asset will be deducted from the amount of the Capital Expenditure for such asset.

                (c) Capital Expenditures to be made during the fiscal year ending February 2, 1997, with respect to capital projects that will be completed during the fiscal year ending January 31, 1998, shall not exceed Eleven Million Dollars ($11,000,000) in the aggregate. In calculating the amount of Capital Expenditures for this subparagraph (c) only, the following shall apply:

                        (i) The amount of the Capital Expenditure will not be reduced by the amount received on disposing of an old asset.

                        (ii) The amount of Landlord Allowances with respect to a particular fixed asset will not be deducted from the amount of the Capital Expenditure for such asset.

        7.10 Dividends. Not to declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, except:

                (a)     dividends payable in its capital stock; and

                (b) the Borrower may purchase stock from its employees for a consideration not exceeding Two Million Dollars ($2,000,000) in the aggregate during any fiscal year.

        7.11 Out of Debt Period. The Borrower shall have no advances (excluding the undrawn amount of letters of credit) outstanding under Facility 1 for a period of at least 30 consecutive days during the 75 day period from December 16 through February 28 of each year.

        7.12 Notices to Bank. To promptly notify the Bank in writing upon becoming aware of:

                (a) the commencement of any lawsuit where the amount claimed is over One Million Dollars ($1,000,000) against the Borrower or any guarantor.

                (b) any substantial dispute between the Borrower or any guarantor and any government authority, the adverse determination of which would materially impair the Borrower's or any guarantor's financial condition or ability to repay its obligations under this Agreement or any guaranty pursuant hereto.

                (c) any Event of Default or an event which with notice or lapse of time, or both, would become an Event of Default.

                (d) any material adverse change in the Borrower's or any guarantor's financial condition or operations.

                (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business;

                (f) any default under any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        7.13 Books and Records. To maintain adequate books and records for the Borrower and guarantors on a consolidated basis.

        7.14 Audits. To allow the Bank and its agents to inspect the Borrower's and each guarantor's property and examine, audit and make copies of books and records at any reasonable time during normal business hours and upon reasonable prior written notice. If any of the Borrower's or guarantor's properties, books or records are in the possession of a third party, the Borrower authorizes that third party (not including Borrower's or guarantor's attorneys) to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records, provided the Bank notifies the Borrower before any such inspections and offers the Borrower an opportunity to be present at such inspections.

        7.15 Compliance with Laws. To comply (and cause each guarantor to comply) with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's or such guarantor's business and which are applicable to the Borrower's or such guarantor's business, and where failure to comply would result in a material adverse change in Borrower's and the guarantor's financial condition, operations or ability to repay the obligations under this Agreement.

        7.16 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower and each guarantor now has which are necessary for the conduct of Borrower's or guarantor's business; provided that any failure by the Borrower or any guarantor to have any of the foregoing rights, licenses and/or privileges shall not constitute a breach of this representation and warranty if such failure would not materially impact the collective ability of Borrower and the guarantors to repay the credit provided under this Agreement.

        7.17 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's and each guarantor's properties in good working condition subject, however, to the limitations on Capital Expenditures in this Agreement.

        7.18 Cooperation. To take any action reasonably requested by the Bank to carry out the provisions of this Agreement.

        7.19    Insurance.

                (a) General Business Insurance. To maintain (and cause each guarantor to maintain) insurance as is usual for the business it is in.

                (b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

        7.20 Additional Negative Covenants. Not to, (and not permit any guarantor to), without the Bank's written consent:

                (a) engage in any business activities substantially different from the Borrower's or any guarantor's present business.

                (b) liquidate or dissolve the Borrower's or any guarantor's business.

                (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, except within the consolidated group of the Borrower and the guarantors, provided that with respect to any such consolidation or merger involving the Borrower, the Borrower shall be the surviving entity.

                (d) lease, dispose of all or a substantial part of the Borrower's or any guarantor's business or the Borrower's or any guarantor's assets except (i) in the ordinary course of business; (ii) obsolete or worn out assets or assets no longer used or useful in the business of the Borrower or any guarantor; and (iii) an additional aggregate amount not exceeding One Million Dollars ($1,000,000) per fiscal year in the aggregate for the Borrower and all guarantors disposed in arm's length transactions.

                (e)     acquire or purchase a business or its assets.

                (f) enter into any sale and leaseback agreement covering any of its fixed or capital assets; provided, however, that Borrower and guarantors may enter into sale and leaseback transactions with an aggregate consideration not exceeding One Million Dollars ($1,000,000) per fiscal year.

                (g) voluntarily suspend its business for more than 4 days in any 30-day period.

                (h) make any prepayment under any subordinated indebtedness or the Private Placement except with the consent of the Bank; or agree to any material amendment of any such subordinated indebtedness or the Private Placement.

        7.21    ERISA Plans.  To give prompt written notice to the Bank of:

                (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

                (b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

                (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

8.      DEFAULT

        If any of the following events (each an "Event of Default") occurs and is continuing, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

        8.1     Failure to Pay.  The Borrower fails to pay: (i) within three
(3) banking days of the date due, any interest on the principal amount of loans made hereunder; (ii) when due, any installment of principal, or (iii) within five (5) banking days after written demand, any other sum due under this Agreement in accordance with the terms of this Agreement.

        8.2 False Information. The Borrower or any guarantor has delivered to the Bank information or representation which proves to be false or misleading in any material respect as of when delivered.

        8.3 Bankruptcy. The Borrower or any guarantor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any guarantor (unless any such petition is dismissed within a period of 60 days after the filing thereof, and Borrower or such guarantor shall not have consented thereto prior to the expiration of such 60-day period), or the Borrower or any guarantor makes a general assignment for the benefit of creditors.

        8.4 Receivers. A receiver or similar official is appointed for the Borrower's or any guarantor's business (unless such appointment is set aside or withdrawn or ceases to be in effect within 60 days after the filing or appointment), or the business is terminated.

        8.5 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any guarantor in an aggregate amount of Eight Million Dollars ($8,000,000) or more in excess of any insurance coverage.

        8.6 Judgments. Any judgments or arbitration awards are entered against the Borrower or any guarantor, or the Borrower or any guarantor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage, and such judgment or judgments shall not have been vacated or discharged, or stayed or bonded pending appeal within 60 days of its entry; provided, however, that if at any time the judgment is executable, then an immediate Event of Default shall occur.

        8.7 Government Action. Any government authority takes action that the Bank reasonably believes materially impairs the Borrower's and any guarantor's financial condition or their collective ability to repay.

        8.8 Material Adverse Change. A material adverse change occurs in the financial condition, properties or prospects, of the Borrower and the guarantors and which impairs their collective ability to repay the loan.

        8.9 Cross-default. Any default occurs under any agreement in connection with any indebtedness for borrowed money the Borrower or any guarantor has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation after the expiration of any applicable notice, grace or cure periods.

        8.10 Default under Guaranty or Subordination Agreement. Any guaranty or subordination required by this Agreement is violated, revoked or no longer in effect.

        8.11 Other Bank Agreements. The Borrower or any guarantor fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or any guarantor has with the Bank or any affiliate of the Bank; provided, however, that if the agreement in question is of a type other than an agreement for borrowed money or an interest rate swap or other interest rate protection agreement, then there shall be no Event of Default under this Agreement unless the failure to comply with the other agreement continues without cure for 15 calendar days after the Borrower or any guarantor becomes aware of such failure.

        8.12 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a
Plan:

                (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

                (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

        8.13 Default of Certain Covenants. The Borrower or any guarantor defaults under any of the provisions of Paragraphs 7.1, 7.3 through 7.11, or
7.20 of this Agreement.

        8.14 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article; provided, however, that there shall be no Event of Default under this Paragraph unless the failure to comply continues without cure for 15 calendar days after the Borrower or any guarantor becomes aware of such failure.

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

        9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, that if there shall be a change in GAAP so as to affect the premises on which the financial covenants are predicated, then in addition to the financial statements prepared in accordance with GAAP, the Borrower will provide a reconciliation calculating the financial covenants under the provisions of GAAP as in effect on the date of this Agreement, and the Borrower's compliance with the financial covenants will be measured based on such unchanged provisions of GAAP.

        9.2  California Law.  This Agreement is governed by California law.

        9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participation in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees provided such actual or potential participants or assignees shall agree in writing to treat all non-public financial information exchanged as confidential. If a participation is sold or the loan is assigned and the Bank shall have provided Borrower with written notice thereof and the identity of the purchaser, the purchaser will have the right of set-off against the Borrower. The Bank acknowledges and agrees that it will nevertheless remain liable to fund loans and issue letters of credit hereunder notwithstanding any participation/assignment of its interest hereunder.

        9.4     Arbitration.

                (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                        (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                        (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                        (iii)   Any violation of this Agreement; or

                        (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts), which arise out of the transactions contemplated by this Agreement.

                (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

                (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                        (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                        (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                        (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                        (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                (h) This provision does not limit the right of the Borrower or the Bank to:

                        (i)     exercise self-help remedies such as setoff;

                        (ii) foreclose against or sell any real or personal property collateral; or

                        (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                                (A)     an interim remedy; and/or

                                (B)     additional or supplementary remedies.

                (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

                (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

        9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        9.6 Costs. If the Bank incurs any expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

        9.7 Attorneys' Fees. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

        9.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        9.9 Notices. All notices required under this Agreement shall be personally delivered, faxed or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notice shall be effective upon receipt if personally delivered or faxed, or three (3) banking days after deposited in first class mail, postage prepaid.

        9.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        9.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America National                Williams-Sonoma, Inc.
Trust and Savings Association

By /s/ Hagop V. Bouldoukian             By /s/ W. Howard Lester
       ----------------------------        -----------------------------
       Hagop V. Bouldoukian                W. Howard Lester
       Vice President                      Chairman and Chief Executive
                                           Officer

                                        By ______________________________

                                        Typed Name ______________________

                                        Title ___________________________


Address where notices to                Address where notices to
the Bank are to be sent:                the Borrower are to be sent:

San Francisco Commercial                3250 Van Ness Avenue
  Banking #1499                         San Francisco, CA 94109
345 Montgomery Street                   Attn: Chief Financial Officer
San Francisco, CA 94104                 Fax: (415) 616-8359
Attn: Hagop V. Bouldoukian
Fax: (415) 622-1878

[Attach Exhibit A - Commercial L/C and Shipside Bonds fees]
[Attach Exhibit B - Compliance Certificate]

                                  EXHIBIT "A"

Section 2.3(d): Letter of Credit Fees:

        -  Issuance:            1/16%, $50 minimum
        -  Amendment:           1/8th%, $50 minimum
        -  Negotiations:        3/16%, $75 minimum
        -  Discrepancy:         $40
        -  Shipside bonds:      Standard.

                                  EXHIBIT "B"

                             Williams-Sonoma, Inc.
                             Compliance Certificate
                             ----------------------

                                                          [Financial Statement]
                                                      Date: ____________, 199__

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of March 29, 1996 (as extended, renewed, amended, or restated from time to time, the "Credit Agreement") between Williams-Sonoma, Inc. ("Borrower") and Bank of America National Trust and Savings Association ("Bank"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement. This Compliance Certificate is being delivered in accordance with Paragraph 7.2(c) of the Credit Agreement to certify as to compliance with the terms and provisions thereof as of [insert date of financial statements as referenced above].

The undersigned hereby certifies as follows:

1. To the best of the undersigned's knowledge, Borrower has, as of the date of this Compliance Certificate, observed, performed, or satisfied all of the covenants and other agreements, and satisfied every condition of the Credit Agreement to be observed, performed, or satisfied by Borrower, and the undersigned has no knowledge of any Event of Default. Each representation and warranty of Borrower contained in the Credit Agreement is true and correct as of the date of this Compliance Certificate.

2. The Tangible Net Worth, Leverage, Fixed Charge Coverage and Capital Expenditures calculations set forth on Schedule 1 hereto are true and accurate on and as of the date of the financial statements noted above.

IN WITNESS WHEREOF, the undersigned have executed this Compliance Certificate as of ________________, 199__.


                                        WILLIAMS-SONOMA, INC.


                                        By __________________________


                                        Title _______________________

                                    [Sample]

                                   SCHEDULE 1
                         to the Compliance Certificate

1.  TANGIBLE NET WORTH (Section 7.3):
        Date:           ____________
        Covenant:       ____________
        Actual:         ____________

2.  DEBT TO TANGIBLE NET WORTH (Section 7.4):
        Date:           ____________
        Covenant:       ____________
        Actual:         ____________

3. FIXED CHARGE COVERAGE (Section 7.5): Rolling four-quarter detailed calculations, including components of definition, per attached example ("Fixed Charge Coverage Appendix").
        Date:           ____________
        Covenant:       ____________
        Actual:         ____________

4.  CAPITAL EXPENDITURES (Section 7.9):

        Section 7.9(a): Capital Expenditures not to exceed $30,000,000 for the fiscal year ending February 2, 1997.

        Reporting Period: January 29, 1996 through __________________ (date of attached financial statements)
        Actual: ___________

        Section 7.9(a)(i): Operating leases for the acquisition of up to
                           $5,000,000 in fixed assets to be excluded from calculation of the $30,000,000 Capital Expenditures covenant (Section 7.9[a]).

        Reporting Period: January 29, 1996 through __________________ (date of attached financial statements)
        Actual: ___________

        Section 7.9(b): During the two fiscal quarters ending July 28, 1996, Borrower shall not commit to Capital Expenditures, to be incurred during the fiscal year ending January 31, 1998, in excess of $11,000,000.


        Reporting Period: January 29, 1996 through __________________ (date of attached financial statements)
        Actual: ___________

        Section 7.9(c): Capital Expenditures to be made during the fiscal year ending February 2, 1997, with respect to capital projects that will be completed during the fiscal year ending January 31, 1998, shall not exceed $11,000,000.

        Reporting Period: January 29, 1996 through __________________ (date of attached financial statements)
        Actual: ___________

                         FIXED CHARGE COVERAGE APPENDIX

- --------------------------------------------------------------------------------
                        IQ           Q       Q       Q               TOTALS
                (the most recent
                 fiscal quarter)
- --------------------------------------------------------------------------------
THE SUM OF:
net income
income taxes*
interest expense
depreciation
amortization**
rent expense***
- --------------------------------------------------------------------------------
(A) numerator                                                   SUM OF ADJUSTED
    totals                                                      EBIT FIGURES
                                                                (4 QUARTERS)
- --------------------------------------------------------------------------------
DIVIDED BY THE
SUM OF:
positive income
  tax expense
interest expense
rent expense***
current portion
  long term debt
- --------------------------------------------------------------------------------
(B) denominator                                                 SUM OF FIXED
    totals                                                      CHARGES
                                                                (4 QUARTERS)
- --------------------------------------------------------------------------------
(A) DIVIDED BY (B)                                              ROLLING 4
                                                                QUARTER FCC
                                                                RATIO
- --------------------------------------------------------------------------------

* Added only to the extent that they were deducted in determining net income

** Amortization expense, as defined for purposes of calculating this covenant in Paragraph 7.5 of the Credit Agreement, excludes amortization of Deferred Lease Incentives.

***     Rent expense shall include, but not be limited to:
        *  minimum rent
        *  deferred lease rent
        *  percentage rent
        *  offsite storage
        *  other rent and lease expense
        *  operating lease expense

================================================================================
[LOGO] BANK OF AMERICA                   CORPORATE RESOLUTIONS TO OBTAIN CREDIT
- --------------------------------------------------------------------------------
RESOLVED, that this corporation, Williams-Sonoma, Inc., may:

        1. borrow money from BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank");
        2. obtain for the account of this corporation commercial and standby letters of credit issued by Bank;
        3. obtain for the account of this corporation Bank's acceptance of drafts and other instruments; and

        4. discount with or sell to Bank notes, acceptances, drafts, receivables and other evidences of indebtedness, and assign or otherwise transfer to Bank any security interest or lien for such obligations;

from time to time, in such amount or amounts as in the judgement of the Authorized Officers (as hereinafter defined) this corporation may require (the credit facilities described in the first part of this resolution are collectively referred to herein as the "Credit Facilities"), provided, however, that the aggregate principal amount outstanding at any one time under the Credit Facilities authorized by this resolution shall not exceed sum of One Hundred Million Dollars ($100,000,000), which sum shall be in addition to such other amount or amounts as otherwise may be authorized.

        RESOLVED FURTHER, that the Authorized Officers are hereby authorized and directed, as security for any obligation or obligations of this corporation to Bank, whether arising pursuant to these Resolutions or otherwise, to grant in favor of Bank a security interest in or lien on any real or personal property belonging to or under the control of this corporation.

        RESOLVED FURTHER, that
                1. If only one signature is obtained, any one of the following:
                        a.
                        b.
                        c.
                        d.
                        e.
                        f.

                2.      If two signature are obtained, any one of the following:
                        a.
                        b.
                        c.
                        d.
                        e.
                        f.

                        together with any one of the following:
                        g.
                        h.
                        i.
                        j.
                        k.
                        l.

of this corporation, acting individually or in any combination as may be set forth above (the "Authorized Officers"), are hereby authorized and directed, in the name of this corporation, to execute and deliver to Bank, and Bank is requested to accept:

        a. the notes, credit agreements, advance account agreements, acceptance agreements, letter of credit applications and agreements, purchase agreements or other instruments, agreements and documents which evidence the obligations of this corporation under the Credit Facilities obtained or to be obtained pursuant to these resolutions;

        b. any and all security agreements, deeds of trust, mortgages, financing statements, fixture filings or other instruments, agreements and documents with respect to any security interest or lien authorized to be given pursuant to these resolutions; and

        c. any other instruments, agreements and documents as Bank may require and the Authorized Officers may approve.

- --------------------------------------------------------------------------------
                                      -1-

- --------------------------------------------------------------------------------

        RESOLVED FURTHER, that the Authorized Officers are hereby authorized and directed, in the name of this corporation, to endorse, assign to Bank, and deliver to Bank, any and all notes, acceptances, drafts, receivables and other evidences of indebtedness discounted with or sold to Bank, together with any security interest or lien for such obligations, and to guarantee the payment of the same to Bank.

        RESOLVED FURTHER, that any and all of the instruments, agreements and documents referred to above may contain such recitals, covenants, agreements and other provisions as Bank may require and the Authorized Officers may approve, and the execution of such instruments, agreements and documents by the Authorized Officers shall be conclusive evidence of such approval, and that the Authorized Officers are authorized from time to time to execute renewals or extensions of any and all such instruments, agreements and documents.

        RESOLVED FURTHER, that Bank is authorized to act upon the foregoing resolutions until written notice of revocation is received by Bank, and that the authority hereby granted shall apply with equal force and effect to the successors in office of the Authorized Officers.


                       CORPORATE SECRETARY'S CERTIFICATE

        I, Dennis A. Chantland, Secretary of Williams-Sonoma, Inc., a corporation organized and existing under the laws of the State of California (the "Corporation"), hereby certify that the foregoing is a full, true and correct copy of resolutions of the Board of Directors of the Corporation, duly and regularly adopted by the Board of Directors of the Corporation in all respects as required by law and the by-laws of the Corporation on __________________, at a meeting at which a quorum of the Board of Directors of the Corporation was present and the requisite number of such directors voted in favor of said resolutions, or by the unanimous consent in writing of all members of the Board of Directors of the Corporation to the adoption of said resolutions.

        I further certify that said resolutions are still in full force and effect and have not been amended or revoked, and that the specimen signatures appearing below are the signatures of the officers authorized to sign for the Corporation by virtue of such resolutions.

        IN WITNESS WHEREOF, I have hereunto set my hand as Secretary of the Corporation, and affixed the corporate seal of the Corporation, on
________________.

AUTHORIZED SIGNATURES:


X                                               X
- ------------------------------                  ------------------------------
                                                Dennis A. Chantland, Secretary
                                                of Williams-Sonoma, Inc.
X                                               a California Corporation
- ------------------------------

X                                               Affix Corporate Seal Here.
- ------------------------------

X
- ------------------------------

X
- ------------------------------

X
- ------------------------------

- --------------------------------------------------------------------------------
                                      -2-